Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm in the Registration Statement (Form S-8 No. 333-XXXXXX) pertaining to the LNR Property Corporation 2000 Stock Option and Restricted Stock Plan and to the incorporation by reference therein of our report dated January 15, 2003, with respect to the consolidated financial statements of Madison Square Company LLC, included in the Annual Report (Form 10-K) of LNR Property Corporation for the year ended November 30, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Miami, Florida

September 9, 2003